EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders

Fero Industries, Inc.

(A Development Stage Company)

We hereby consent to the inclusion in this S-1 Amendment No. 3 Registration Statement of Fero Industries, Inc. of our report dated August 31, 2007, relating to the financial statements of Fero Industries, Inc. (a  Development Stage Company) for the period from the date of inception (December 11, 2000) to June 30, 2007 and for the year ended June 30, 2007 and 2006, and to the use of our name as it appears under the caption "Experts".

/s/Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

March 19, 2008